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                                                                       Exhibit 5

 [LETTERHEAD OF MCLANE, GRAF, RAULERSON & MIDDLETON PROFESSIONAL ASSOCIATION]


                               October 18, 2001


BayCorp Holdings, Ltd.
222 International Drive, Suite 125
Portsmouth, NH 03801

     Re:  Reservation of Shares For 2001 Non-Statutory Stock Option Plan

Ladies and Gentlemen:

     You have requested our opinion with respect to 500,000 shares of BayCorp Holdings, Ltd. (the "Company") Common Stock, $.01 par value, (the "Shares") reserved for issuance under the BayCorp Holdings, Ltd. 2001 Non-Statutory Stock Option Plan (the "Plan") approved by the Board of Directors of the Company as of May 2, 2001.

     We have examined such corporate documents and made such investigations of matters of fact and laws we deem necessary for this opinion. We have assumed there will be no material changes in the documents examined and matters investigated. Based on such examination and investigation, and upon those assumptions, we are of the opinion that the Shares, when the consideration is paid to the Company by the optionholder and when issued upon exercise of stock options granted pursuant to and in accordance with the Plan, will be validly issued, fully paid, and nonassessable.

     We consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus included therein.

                                 McLANE, GRAF, RAULERSON & MIDDLETON
                                 PROFESSIONAL ASSOCIATION



                              By: /s/ Richard A. Samuels
                                 -------------------------------------
                                      Richard A. Samuels